Control Number : 24230194

STATE OF GEORGIA

Secretary of State

Corporations Division
313 West Tower
2 Martin Luther King, Jr. Dr.
Atlanta, Georgia 30334-1530

CERTIFICATE OF AMENDMENT

I, **Brad Raffensperger**, the Secretary of State and the Corporation Commissioner of the State of Georgia, hereby certify under the seal of my office that

Worthy Wealth Senior Living, Inc.

a Domestic Profit Corporation

has filed articles/certificate of amendment in the Office of the Secretary of State on 03/10/2025 and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles/certificate of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on **03/12/2025**.

Brad Raffensperger

Brad Raffensperger
Secretary of State

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
WORTHY WEALTH SENIOR LIVING, INC.

DESIGNATION OF RIGHTS, PREFERENCES, AND LIMITATIONS OF SERIES A PREFERRED STOCK

FIRST: This Corporation is named WORTHY WEALTH SENIOR LIVING, INC. (the "Corporation"). The Articles of Incorporation of the Corporation were originally filed in the Office of the Secretary of State of the State of Georgia on December 3, 2024, as amended and restated pursuant to the Amended and Restated Articles of Incorporation, filed in the Office of the Secretary of State of the State of Georgia on February 7, 2025 (the "Articles of Incorporation").

SECOND: Pursuant to the authority of the Board of Directors of the Corporation set forth in the Corporation's Articles of Incorporation and the Georgia Business Corporation Code (the "GBCC"), the Board of Directors of the Corporation by resolutions duly adopted as of February 19, 2025, has approved the amendment of the Corporation's Articles of Incorporation to (i) designate a series of preferred stock, par value $0.001 per share ("Preferred Stock") of the Corporation as "Series A Preferred Stock," consisting of 7,5000,000 shares of the Corporation's Preferred Stock and (ii) set the rights, preferences, limitations, and other terms and conditions of the Series A Preferred Stock.

THIRD: Pursuant to the GBCC and the Articles of Incorporation, there being no shareholder action required, Article IV of the Articles of Incorporation is hereby amended (the "Amendment") by adding the following:

"Series A Preferred Stock":

1. Designation; Number of Shares; Stated Value. A series of the Corporation's preferred stock shall hereby be designated as "Series A Preferred Stock" (the "Series A Preferred Stock") and the number of shares so designated shall be 7,500,000 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding shares of the Series A Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Series A Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $10.00 (the "Stated Value"). No fractional shares of Series A Preferred Stock shall be issued. The shares of Series A Preferred Stock shall initially be issued and maintained in electronic form through the Corporation's website or app.

2. Maturity. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund, and will remain outstanding indefinitely unless there is a redemption by the Corporation pursuant to Section 5 hereof or a liquidation pursuant to Section 6 hereof.

3. Ranking. With respect to the payment of Dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, the Series A Preferred Stock shall rank senior to both the Corporation's common stock, par value $0.001 per share (the "Common Stock") and to all other classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding, which by their terms will expressly provide that they are junior to the Series A Preferred Stock or which do not specify their rank (collectively with the Common Stock, the "Junior Securities"). The term "capital stock" does not include convertible debt securities. No classes or series of Preferred Stock, other than the Series A Preferred Stock, will be designated by the Corporation.

4. Dividends.

(a) Generally. Dividends shall accrue commencing on the original date of issuance of each share of Series A Preferred Stock (the "Initial Issuance Date").

(b) Rate and Accrual of Dividends. Beginning from and after the Initial Issuance Date, Holders of Series A Preferred Stock will be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for payment, cumulative cash dividends at an annual rate equal to 5.00% per annum for each of years 1, 2, and 3, and 7.00% for each year thereafter (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Stated Value (equivalent to an annual dividend rate of $0.50 per share for years 1, 2, and 3, and $0.70 per share each year thereafter) (collectively, the "Dividend").

(c) Dividend Payment Dates and Record Dates. The initial Dividend shall be payable annually, in arrears, on the anniversary of the Initial Issuance Date of the first share of Series A Preferred Stock issued, and thereafter, each three months on the same day of the month of the initial Dividend (each, a "Dividend Payment Date"). Each Dividend will be payable to Holders of record as they appear in the stock register of the Corporation at the close of business two days prior to the Dividend Payment Date, whether or not a Business Day (each such day, a "Dividend Record Date"). Each period from and including a Dividend Payment Date (or, for the first Dividend Period, the Initial Issuance Date) to, but excluding, the following Dividend Payment Date, is herein referred to as a "Dividend Period". If any such Dividend Payment Date is not a Business Day, then the Dividend Payment Date shall be on the next succeeding Business Day, and no interest or other amount will accrue on such Dividend for the period from and after that Dividend Payment Date to the date such Dividend is paid.

5. Redemption by the Corporation.

(a) The Corporation shall, within 30 days after the end of any calendar quarter in which a sale or refinancing of an investment made by the Corporation in a real estate project involving a senior living facility occurs (a "Sale Transaction"), redeem (a "Redemption") that number of shares of Series A Preferred Stock, pro-rata among all holders thereof, equal to the Corporation's total initial investment amount in the investment underlying the Sale Transaction, divided by the Stated Value (the "Redeemed Shares").

(b) The price per Redeemed Share shall equal the sum of (i) the Stated Value per Redeemed Share; plus (ii) any accrued and unpaid Dividends on the Redeemed Share; plus (iii) an amount equal to 60% of the Corporation's operating profit directly resulting from such Sale Transaction, as set forth in the Company's audited financial statements, divided by the total number of Redeemed Shares (the "Redemption Price").

(c) Holders of shares of Series A Preferred Stock will be entitled to electronic notice of any such Redemption, through the Corporation's website or app, no fewer than 30 days and no more than 60 days prior to the payment date (a "Redemption Notice"). Each Redemption Notice shall include the number of Redeemed Shares for such holder, the Redemption Price payable to such holder, and the Redemption Price payment date (the "Redemption Payment Date"). The Redemption Price will be payable to each Holder of record as they appear in the stock register of the Corporation at the close of business two days prior to the date of the Redemption Notice, whether or not a Business Day (each such day, a "Redemption Record Date"). If any such Redemption Payment Date is not a Business Day, then the Redemption Payment Date shall be on the next succeeding Business Day, and no interest or other amount will accrue on such Redemption Price for the period from and after that Redemption Payment Date to the date such Redemption Price is paid.

(d) If on the applicable Redemption Payment Date, the Redemption Price is paid (or tendered for payment) for any of the Redeemed Shares, then on such date all rights of the holder in the Redeemed Shares, including any rights to Dividends on such Redeemed Shares, shall cease, and such Redeemed Shares shall no longer be deemed issued and outstanding.

6. Liquidation.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after satisfaction of liabilities to creditors and subject to the preferential rights of the holders of any class or series of stock of the Corporation it may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets of the Corporation has legally available for distribution to its stockholders a liquidation preference equal to the Stated Value per share, plus an amount equal to any accumulated and unpaid Dividends, plus, without duplication, any unpaid Redemption Price to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other classes of Junior Securities.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation or proceeds thereof are insufficient to pay in full the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock (including any accrued and unpaid distributions that are required to be paid in accordance with the terms of such stock ranking on a parity with the Series A Preferred Stock) of the Corporation that it may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the Holders of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets or proceeds thereof in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Holders of shares of Series A Preferred Stock will be entitled to electronic notice of any such liquidation, through the Corporation's website or app, no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the Holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

7. Redemption Rights. The shares of Series A Preferred Stock are not redeemable by the Holder, but are redeemable by the Company pursuant to Section 5 above.

8. Conversion Rights. Shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

9. Voting Rights. Holders of Series A Preferred Stock shall have no voting rights except as required by law, including but not limited to the GBCC, and as expressly provided in this Amendment.

10. Business Day. For purposes hereof, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

11. Miscellaneous. The shares of the Series A Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Amendment. Holders of 51% of the outstanding shares of Series A Preferred Stock may, voting as a single class, elect to waive or amend any provision of this Amendment, and the

affirmative vote of such percentage with respect to any proposed waiver or amendment of any of the provisions contained herein shall bind all holders of Series A Preferred Stock.

The foregoing Amendment was adopted by the Board of Directors of the Corporation on February 19, 2025 pursuant to the GBCC. Pursuant to the provisions of the GBCC, no approval of the Corporation's shareholders was required for the approval of this Amendment by the Corporation's Board of Directors.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation caused this Amendment to be executed by is duly authorized officer this March 7, 2025.

WORTHY WEALTH SENIOR LIVING, INC.

By: /s/ Alan Jacobs
Alan Jacobs
Chief Operating Officer

2025 MAR 10 PM 3:41
SECRETARY OF STATE
CORPORATIONS DIVISION